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                                                                    EXHIBIT 99.4


POWERBRIEF(TM) COMPLETES $3MM PRIVATE PLACEMENT

HOUSTON, TX--(BUSINESS WIRE) - March 28, 2001- PowerBrief, Inc. (OTCBB:PWRB; http://www.powerbrief.com) today announced that it has raised $3,000,000 through a private placement of Series A Preferred Stock led by parties related to Robert
M. Bass. The transaction involved the sale of approximately 2.7MM shares of Series A Preferred Stock, convertible 10 for 1 into common stock of the Company, which on an as-converted basis would represent approximately 49% of the primary shares outstanding. Further details of the transaction will be disclosed in the Company's forthcoming report to be filed with the Securities and Exchange Commission on Form 8-K.

"With this investment, PowerBrief has raised capital despite a difficult financing marketplace, and at the same time has woven a closer relationship with new and existing shareholders including entities related to Robert M. Bass of Fort Worth, Keystone, Inc., Oak Hill Capital Partners, L.P., Chartwell Capital Management Company, Inc., Mayport Venture Partners, L.P. and partners from a number of large U.S. and international law firms," said Ernest Rapp, CEO of PowerBrief, Inc.

PowerBrief serves the legal community by providing a secure, Internet-based platform for tightly-integrated case management, including document and discovery management. PowerBrief features a suite of applications that it believes dramatically improves collaboration, efficiency, risk management and client advocacy. PowerBrief hosts its ASP offering with Intel(R) Online Services, Inc. Intel Online Services, Inc. is an Intel subsidiary that has the goal of becoming a leading supplier of hosted Internet services, business application and e-commerce services worldwide. Additional information can be found at the Company's website, www.PowerBrief.com, or by calling (800) 490-9041.

This announcement contains forward-looking statements about PowerBrief, Inc. that involve risks and uncertainties. These forward-looking statements are developed by combining currently available information with PowerBrief's beliefs and assumptions. These statements often contain words like will, believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. These statements are made under the protection afforded them by Section 21E of the Securities Exchange Act of 1934. Because PowerBrief cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, PowerBrief's actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect PowerBrief, see IOI's 1999 Annual Report on Form 10-KSB and registration statement and proxy statement filed in connection with the merger. Such documents can be obtained for free through the website maintained by the Securities and Exchange Commission at www.sec.gov.